400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	N E W S R E L E A S E

CONTACT:	Carol A. Cox, 201-930-3720	EMAIL:	ccox@barrlabs.com
Barr Offer for PLIVA d.d. Approved for Publication by HANFA
Formal Tender Offer to be Published in Major Croatian Media; Publication Will Initiate Formal Tender Process
Woodcliff Lake, NJ — August 10, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today announced that the Croatian Financial Services Supervisory Agency (HANFA) has approved for publication its tender offer for the purchase of 100% of the shares of PLIVA d.d. (LSE: PLVD; ZSE: PLVA-R-A), based in Zagreb, Croatia. Under the terms of the formal $2.3 billion cash tender offer, PLIVA shareholders who tender their shares will receive HRK 743 per share in cash. In addition, shareholders that are registered as shareholders at the Central Depository Agency as of August 22, 2006 will receive the dividend of HRK 12 per share, for a total cash consideration of HRK 755 per share.
In accordance with Croatian takeover law and HANFA instructions, Barr anticipates that its formal offer will be published in major Croatian newspapers, including the Official Gazette, at the earliest possible time. The publication of the Company’s offer in the Official Gazette initiates the formal tender process, which is expected to take a minimum of 30 days following publication in the Official Gazette and up to 60 days from the date that a competing bid is approved for publication by HANFA.
The Company’s ability to close its tender offer is only conditioned upon Barr receiving acceptances that result in the Company holding more than 50% of PLIVA shares.
“We are pleased that HANFA has approved our $2.3 billion cash tender offer proposal and we have undertaken the formal process of informing all shareholders and will initiate the formal tender process following publication in major Croatian media, as soon as possible,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer. “We recognize that the acquisition of PLIVA is a lengthy and well-orchestrated process. We also are aware that according to HANFA’s website, Actavis has filed a bid for review by HANFA. As we have stated in the past, we understand that this is a competitive process, and we intend to be fully engaged until its successful conclusion. We intend to evaluate and maximize all appropriate opportunities to succeed in this process. We believe that the combination of Barr and PLIVA represents a venture of extraordinary potential and that the benefits of this combination will only increase over time.”
“We are confident that as our message and the value of the combined company becomes clear to PLIVA investors, that we will be successful in this bid, and create a new company, the world’s third largest global generic pharmaceutical company, where the value of the combined business will continue to grow,” Downey continued. “We encourage all PLIVA investors to become completely acquainted with the terms of our offer, as formally published, so that they can make an educated decision regarding our tender offer and possibly consider an investment in the combined company, if Barr is successful.”
About PLIVA d.d.
PLIVA, established in 1921, is a global generic pharmaceutical company with operations in more than 30 countries worldwide. It is the leading pharmaceutical company based in Central and Eastern Europe (CEE) and has been listed on the Zagreb and London Stock Exchanges since 1996. PLIVA specializes in the development, production and distribution of generic pharmaceutical products, including biologicals, cytostatics, and other value-added generics, as well as active pharmaceutical ingredients.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.
This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of any vote for approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr’s Drug Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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